Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into by and between UPD Holding Corp., a Nevada corporation (“Borrower”), and Corey Shader, a resident of the State of Florida (“Lender”), as of August 19, 2021 (the “Effective Date”). Each of Borrower and Lender may be referred to hereinafter as a “Party” or, collectively, as the “Parties”.

1.       Principal Sum. Lender agrees to loan and pay unto Borrower the principal sum of Five Hundred Thousand Dollars ($500,000) (the “Principal Sum”).

2.       Issue Date. Lender agrees to transmit and deliver the full amount of the Principal Sum to Borrower by wire transfer on or about August 19, 2021 (the “Issue Date”).

3.       Maturity Date. Borrower agrees to repay Lender the Principal Sum and all unpaid interest accrued thereon on or before the maturity date of August 19, 2022 (the “Maturity Date”) pursuant to the Promissory Note attached hereto as Exhibit A.

4.       Interest. Interest payable hereunder through and including the Maturity Date will accrue at a simple interest rate equal to Twelve Percent (12.0%) per annum, calculated on the basis of a 365-day year and actual days elapsed.

5.       Limitations. In no event will any interest payable hereunder be compounded or exceed the maximum rate or amount permitted by applicable law. Any interest that may accrue following a default of any obligation of Borrower pursuant to this Agreement will be payable at the interest rate set forth in Paragraph 4 above.

6.       Payments. Interest payments will be due and payable in arrears and made on the first day of each calendar month, beginning on the one-month anniversary of the Issue Date. Any interest payment paid by Borrower more than five (5) days after the due date will be deemed late and constitute a breach of this Agreement.

7.       Prepayments. The Principal Sum and any accrued but unpaid Interest due and owing to Lender pursuant to this Agreement may be prepaid, in whole or in part, at any time prior to the Maturity Date, without penalty.

8.       Guaranty. The following individuals, Samuel Philip Kesaris and Gary Plichta, will guarantee this Loan Agreement and the Promissory Note pursuant to each Guaranty attached hereto as Exhibit B and Exhibit C.

9.       Additional Consideration. As additional consideration and further inducement for Lender to enter into this Agreement and make a loan of the Principal Sum, Borrower has agreed to pay and issue unto Lender One Million (1,000,000) warrants (the “Warrants”) that are exercisable for conversion into One Million (1,000,000) shares (the “Shares”) of Borrower’s common stock, $0.005 par value, at an exercise price of $0.005 per share (the “Exercise Price”).

10.       Warrants Issuance. Contemporaneously with the execution of this Agreement and subject to Borrower’s transfer agent protocols, Borrower will issue, sell, convey, transfer, and deliver to Lender a Warrant to Purchase Shares in the name of Borrower representing the entirety of the Warrants attached hereto as Exhibit D.

Loan Agreement	August 19, 2021

11.       Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as of the Issue Date as follows:

a.       Authority to Contract. Borrower has full legal power and authority to issue, execute, deliver, and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Borrower enforceable against it in accordance with its terms.

b.       Other Agreements. Borrower is not a party to any agreement, written or oral, creating rights of any third party in respect of this Agreement.

c.       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Borrower.

12.       Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as of the Issue Date as follows:

a.       Authority to Contract. Lender has full legal power and authority to execute, deliver, and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Lender enforceable against it in accordance with its terms.

b.       Due Diligence. In connection with the purchase of this Agreement, Lender: (i) has been provided with the opportunity to conduct any and all due diligence requested or required by Lender concerning Borrower and its business, financial condition, and prospects as Lender has determined to be necessary; (ii) has had an opportunity to ask such questions and make such inquiries concerning Borrower, its business, its financial condition, and its prospects as Lender has deemed appropriate; and (iii) has received complete and satisfactory answers to such questions and inquiries.

c.       Independent Legal Counsel. Lender has had a full and complete opportunity to consult with independent legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Agreement, and Borrower has not made any representations or warranties to Lender concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

d.       Source of Funds. The funds required to satisfy payment of the Exercise Price to Borrower, and the source or sources of all such funds, comply with all relevant anti-money laundering laws and regulations, including such United States statutes amended by the USA PATRIOT Act of 2001 (P.L. 107-56, October 26, 2001) and the regulations administered by the United States Department of Treasury’s Office of Foreign Assets Control.

Loan Agreement	August 19, 2021

e.       No Undisclosed Third Parties to Agreement. Lender is acting for itself as the sole Lender pursuant to this Agreement, and there are no undisclosed third parties to this Agreement.

f.       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Lender.

g.       Accredited Investor. Lender is either (i) an “accredited investor” as defined in Rule 501(a) or (ii) a “sophisticated person” as defined in Rule 506(b)(2)(ii), each as promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Lender represents that by reason of its, or of its management’s, business, and financial experience, Lender has the capacity to evaluate the merits and risks of its investment in this Agreement and to protect its own interests in connection with the transactions contemplated in this Agreement. Lender’s financial condition is such that it is able to bear all economic risks of investment in this Agreement, including a complete loss of its investment.

h.       No General Solicitation. Lender is not entering into this Agreement or purchasing any securities pursuant hereto as a result of any advertisement, article, notice, or other communication regarding this Agreement or any securities, including from any: (i) publication in any newspaper, magazine, or similar media; (ii) broadcast over the internet, television, radio, or other medium; (iii) presentation at any seminar or other in-person event; or (iv) other general solicitation or general advertisement.

i.       No Distribution of Agreement. Lender is acquiring this Agreement for investment purposes, with no intention of distributing or reselling any of this Agreement or any interest therein. Lender does not presently have any contract, undertaking, agreement, or arrangement with any entity, organization, or individual to sell or transfer or grant participations in, this Agreement to any such entity, organization, or individual.

j.       No Market Pricing of Agreement. Lender understands the terms of and risks associated with the acquisition of this Agreement, including, without limitation, a lack of liquidity, price transparency, or pricing availability and the risks associated with the industry in which Borrower operates.

k.       No Registration; Resales. Lender hereby acknowledges that the securities being offered or sold pursuant to this Agreement have not been and is not registered under the Securities Act of 1933, as amended, and that such securities will not be transferred or sold except: (i) pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom; and (ii) in accordance with all other applicable federal, state, and local securities laws and regulations.

Loan Agreement	August 19, 2021

13.       Further Instruments. Each Party agrees to execute and deliver such other and further instruments, and to do such other and further acts, as may be necessary or desirable to effect the transactions contemplated in this Agreement and carry out the intent and purpose of this Agreement.

14.       Entire Agreement. This Agreement, together with any accompanying instruments and documents referenced herein or executed contemporaneously herewith, comprise the full and complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications, understandings, and agreements of the Parties, whether written or oral, expressed or implied, with respect the subject matter hereof.

15.       Conflicts; Governing Documents. In the event of any ambiguity or conflict between this Agreement and any document referenced herein or executed contemporaneously herewith, this Agreement will control.

16.       Notices. All notices under this Agreement will be in writing and will be sent to Borrower at 75 Pringle Way, 8th Floor, Suite 804, Reno, NV 89502, and to Lender at 2817 E Oakland Park Blvd., 3rd Floor, Fort Lauderdale, FL 33306. All notices to be sent or delivered hereunder will be deemed to be given or become effective for all purposes of this Agreement as follows: (i) if delivered in person, when given; (ii) if sent by mail, when received by the person to whom it is given, unless it is mailed by registered, certified or express mail, in which case it will be deemed given or effective on the earlier of the date of receipt or refusal; and (iii) if sent by electronic mail, facsimile, or other form of electronic transmission, twelve (12) hours after the transmission with proof that it was sent to the correct electronic mail address, telephone number, or similar address, as the case may be.

17.       Costs. Each Party agrees to pay its own costs, expenses, and attorneys’ fees incurred in connection with this Agreement, including in the event of any litigation arising out of this Agreement.

18.       Opportunity to Review. The Parties acknowledge and agree that they have had a full and fair opportunity to review, comment, and make compromise revisions to this Agreement.

19.       Choice of Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada without giving effect to the conflicts of laws principals thereof.

20.       Jurisdiction and Venue. Each Party hereby submits to the jurisdiction and venue of the state and federal courts located in Washoe County, Nevada, for purposes of any mediation, arbitration, or litigation related to this Agreement.

21.       Waiver of Jury Trial. Each Party hereby waives trial by jury in any action, proceeding, or counterclaim brought by any party hereto or any beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

22.       Severability. Each provision of this Agreement is severable, and the unenforceability or invalidity of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that each Party will use reasonable efforts to give effect to the economic or other intended purpose of any provision that is unenforceable or invalid.

Loan Agreement	August 19, 2021

23.       Enforceability. This Agreement will not be effective or enforceable until executed by each Party set forth below.

24.       Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered will be deemed to be an original, but all of which will constitute one and the same instrument.

25.       Electronic Signatures. This Agreement may be executed by original, facsimile, and electronic signatures, each of which when affixed will be deemed to be an original that is enforceable against the executing Party.

IN WITNESS WHEREOF, Lender has agreed to the foregoing terms and conditions of this Agreement.

“BORROWER” UPD HOLDING CORP.		“LENDER” Corey Shader

By:	/s/ Mark Conte	By:	/s/ Corey Shader
Name: Mark Conte Title: Chief Executive Officer		Name: Corey Shader Title: An Individual

Lender’s Securities Registration Information:

Address:

State of Residence or Entity Formation:

Social Security Number or Tax ID Number: